Filed Pursuant to Rule 433

Registration Nos.: 333-209768 and 333-209768-05

*Full Pxing* $1.25BN Nissan Auto Lease Trust Series 2017-B

Jt. Leads:    Citi, HSBC, MUFG, SMBC Nikko

Co-Managers:    BofA Merrill Lynch, BNP Paribas, Scotia Bank, TD Securities

Anticipated Capital Structure:

Class	Amt($mm)	M/F**	WAL***	WIN	Bench	Launch	Yield	Coupon	Price
A-1	158.00	P-1/F1+	0.22	1-6	Yield		1.320%	1.32%	100.00000
A-2a	372.00	Aaa/AAA	1.23	6-22	EDSF	+21	1.843%	1.83%	99.99275
A-2b	248.00	Aaa/AAA	1.23	6-22	1mL	+21		1mL+0.21	100.00000
A-3	370.00	Aaa/AAA	1.95	22-28	EDSF	+32	2.068%	2.05%	99.98253
A-4	102.00	Aaa/AAA	2.35	28-30	iSwps	+41	2.186%	2.17%	99.98605

**	Expected Ratings
***	Assumes a 75% PPC to maturity

Ticker:	NALT 2017-B	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, Fitch	Expected Pricing:	Priced
Pxg Speed:	75% PPC to maturity	Expected Settle:	10/10/17
Bill & Deliver:	Citi	First Pay:	10/16/17
Min Denoms:	$25K x $1K	Registration:	Public

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